EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-60126 on Form S-8 of our report dated March 13, 2009 relating to the consolidated financial statements of W Holding Company, Inc. and subsidiaries (the “Company”) (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No.48 Accounting for Uncertainty in Income Taxes — an interpretation of Statement of Financial Accounting Standard No. 109 as of January 1, 2007), appearing in this Annual Report on Form 10-K of W Holding Company, Inc. and subsidiaries for the year ended December 31, 2008.
/s/ DELOITTE & TOUCHE LLP
San Juan, Puerto Rico
October 27, 2009
Stamp No. 2458649
affixed to original.